Exhibit 99.1

PURE Bioscience Reports Fiscal 2022

Financial Results

Update on Business and PURE’s SDC-Based Antimicrobial Food Safety Solutions

RANCHO CUCAMONGA, CA (October 28, 2022) – PURE Bioscience, Inc. (OTCQB: PURE) (“PURE,” the “Company” or “we”), creator of the patented non-toxic silver dihydrogen citrate (SDC) antimicrobial, today reported financial results for the fiscal year ended July 31, 2022.

Summary of Results – Year-End Operations

●	Net product sales were $1,813,000 and $3,698,000 for the fiscal years ended July 31, 2022 and 2021, respectively. The decrease of $1,885,000 was attributable to decreased sales across our distribution and end-user network servicing the food processing, transportation, and janitorial industries. In addition, during the fiscal year ended July 31, 2022, we recognized $40,000 in royalties, compared to $229,000 in royalties for the fiscal year ended July 31, 2021.
●	Net loss for the fiscal year ended July 31, 2022 was ($3.5 million), compared to ($2.3 million) for the fiscal year ended July 31, 2021.
●	Net loss, excluding share-based compensation, for the fiscal year ended July 31, 2022 was ($2.9 million), compared to ($1.3 million) for the fiscal year ended July 31, 2021.
●	Net loss per share was ($0.04) for the fiscal year ended July 31, 2022, compared to ($0.03) per share for the fiscal year ended July 31, 2021.
●	Net cash used in operations for the fiscal year ended July 31, 2022 was ($2.5 million), compared to ($1.2 million) for the fiscal year ended July 31, 2021.

Business Update

John Kasperski, Vice President of Sales, immediately began building a seasoned sales team after joining PURE to execute PURE’s sales plan. PURE’s sales team is now made up of three street sales executives, a Midwest regional manager, and two assistant vice presidents of corporate accounts. Additionally, as part of the sales plan, a premier Customer Resource Management (CRM) software license was purchased and implemented to allow the daily tracking of sales activity and related transactions.

Under John’s direction, PURE has implemented a two-team sales approach to support our existing food safety clients and our new street sales team assigned to janitorial and sanitation accounts. Both teams have sales quotas and are expected to develop new business. Our street sales team has a combined total of over 25 years of experience in selling cleaners, sanitizers, and disinfectants. Their focus will be on food preparation, food service, long-term care facilities, schools, and day care centers. Having previously relied on distributors to make breakthroughs in these segments, PURE is seizing an opportunity to secure more of the janitorial and sanitation market share with its own in-house sales team.

Dr. Zhinong Yan, Executive Vice President of Science and Business Development, has been active in supporting PURE’s corporate account efforts with his contacts in the industry. He also led the Company’s efforts at the Food Science Association, one of the leading groups of the International Association of Food Protection. Additionally, Dr. Yan is slated to chair two sessions at the 2023 China International Food Safety and Quality Conference.

Tom Y. Lee, Chief Executive Officer, said, “The hiring of a technical sales team with proven experience has been accomplished in the Midwest region of the country. We will continue to expand regionally, as we expect increased revenue to emerge over the next two quarters as we ramp up sales efforts in food service, education, and long-term care segments. In addition, I’m pleased with the number of quality new distributors and end users that have committed to our unique SDC solution during the recent fiscal year,” concluded Lee.

About PURE Bioscience, Inc.

PURE is focused on developing and commercializing our proprietary antimicrobial products primarily in the food safety arena. We provide solutions to combat the health and environmental challenges of pathogen and hygienic control. Our technology platform is based on patented, stabilized ionic silver, and our initial products contain silver dihydrogen citrate, better known as SDC. This is a broad-spectrum, non-toxic antimicrobial agent, and formulates well with other compounds. As a platform technology, SDC is distinguished from existing products in the marketplace because of its superior efficacy, reduced toxicity and mitigation of bacterial resistance. PURE is headquartered in Rancho Cucamonga, California (San Bernardino metropolitan area). Additional information on PURE is available at www.purebio.com.

Forward-looking Statements: Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Statements in this press release, including quotes from management, concerning the Company’s expectations, plans, business outlook, future performance, future potential revenues, expected results of the Company’s marketing efforts, the execution of contracts under negotiation and any other statements concerning assumptions made or expectations as to any future events, conditions, performance or other matters, are “forward-looking statements.” Forward-looking statements inherently involve risks and uncertainties that could cause our actual results to differ materially from any forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, the Company’s failure to implement or otherwise achieve the benefits of its proposed business initiatives and plans; economic and other disruptions resulting from COVID-19; acceptance of the Company’s current and future products and services in the marketplace, including the Company’s ability to convert successful evaluations and tests for PURE Control and PURE Hard Surface into customer orders and customers continuing to place product orders as expected and to expand their use of the Company’s products; the Company’s ability to maintain relationships with its partners and other counterparties; the Company’s ability to generate sufficient revenues and reduce its operating expenses in order to reach profitability; the Company’s ability to raise the funding required to support its continued operations and the implementation of its business plan; the ability of the Company to develop effective new products and receive required regulatory approvals for such products, including the required data and regulatory approvals required to use its SDC-based technology as a direct food contact processing aid in raw meat processing and to expand its use in OLR poultry processing; competitive factors, including customer acceptance of the Company’s SDC-based products that are typically more expensive than existing treatment chemicals; dependence upon third-party vendors, including to manufacture its products; and other risks detailed in the Company’s periodic report filings with the Securities and Exchange Commission (the SEC), including its Form 10-K for the fiscal year ended July 31, 2022. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

Contact:

Mark Elliott, VP Finance

PURE Bioscience, Inc.

Phone: 619-596-8600 ext.: 116

Consolidated Balance Sheets

	July 31, 2022	July 31, 2021
Assets
Current assets
Cash and cash equivalents	$3,391,000	$2,390,000
Accounts receivable	201,000	368,000
Inventories, net	179,000	332,000
Restricted cash	75,000	75,000
Prepaid expenses	18,000	32,000
Total current assets	3,864,000	3,197,000
Property, plant and equipment, net	620,000	740,000
Patents, net	—	366,000
Total assets	$4,484,000	$4,303,000
Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$488,000	$593,000
Accrued liabilities	87,000	138,000
Loan payable	—	239,000
Total current liabilities	575,000	970,000
Total liabilities	575,000	970,000
Commitments and contingencies
Stockholders’ equity
Preferred stock, $0.01 par value: 5,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.01 par value: 150,000,000 shares authorized, 111,356,473 shares issued and outstanding at July 31, 2022, and 87,223,141 shares issued and outstanding at July 31, 2021	1,114,000	873,000
Additional paid-in capital	132,079,000	128,253,000
Accumulated deficit	(129,284,000)	(125,793,000)
Total stockholders’ equity	3,909,000	3,333,000

PURE Bioscience, Inc.

Consolidated Statements of Operations

	Year ended
	July 31,
	2022	2021
Net product sales	$1,813,000	$3,698,000
Royalty revenue	40,000	229,000
Total revenue	1,853,000	3,927,000
Cost of goods sold	853,000	1,852,000
Gross Profit	1,000,000	2,075,000
Operating costs and expenses
Selling, general and administrative	4,106,000	4,047,000
Research and development	319,000	339,000
Impairment of intangibles	299,000	—
Total operating costs and expenses	4,724,000	4,386,000
Loss from operations	(3,724,000)	(2,311,000)
Other income (expense)
Interest expense, net	(6,000)	(4,000)
Other income (expense), net	—	(4,000)
Gain on extinguishment of indebtedness, net	239,000	—
Total other income (expense)	233,000	(8,000)
Net loss	$(3,491,000)	$(2,319,000)
Basic and diluted net loss per share	$(0.04)	$(0.03)
Shares used in computing basic and diluted net loss per share	88,835,424	87,174,312

PURE Bioscience, Inc.

Consolidated Statements of Stockholders’ Equity

	Common Stock		Additional Paid-In	Accumulated	Total Stockholders’
	Shares	Amount	Capital	Deficit	Equity
Balance July 31, 2020	87,072,951	$871,000	$127,414,000	$(123,474,000)	$4,811,000
Share-based compensation expense - stock options	—	—	758,000	—	758,000
Share-based compensation expense - restricted stock units	—	—	83,000	—	83,000
Issuance of common stock upon the exercise of stock options	150,190	2,000	(2,000)	—	—
Net loss	—	—	—	(2,319,000)	(2,319,000)
Balance July 31, 2021	87,223,141	873,000	128,253,000	(125,793,000)	3,333,000
Issuance of common stock in private placements to related parties, net	23,333,332	233,000	3,267,000		3,500,000
Share-based compensation expense - stock options	—	—	465,000	—	465,000
Share-based compensation expense - restricted stock units	—	—	102,000	—	102,000
Issuance of common stock for vested restricted stock units	800,000	8,000	(8,000)	—	—
Net loss	—	—	—	(3,491,000)	(3,491,000)
Balance July 31, 2022	111,356,473	$1,114,000	$132,079,000	$(129,284,000)	$3,909,000

PURE Bioscience, Inc.

Consolidated Statements of Cash Flows

	Year Ended
	July 31,
	2022	2021
Operating activities
Net loss	$(3,491,000)	$(2,319,000)
Adjustments to reconcile loss to net cash used in operating activities:
Share-based compensation	567,000	841,000
Fixed assets write-off	55,000	—
Depreciation and amortization	213,000	172,000
Reserve for inventory obsolescence	75,000	150,000
Impairment of intangibles	299,000	—
Gain on extinguishment of indebtedness	(239,000)	—
Changes in operating assets and liabilities:
Accounts receivable	167,000	721,000
Inventories	78,000	65,000
Prepaid expenses	14,000	(16,000)
Accounts payable and accrued liabilities	(156,000)	(781,000)
Net cash used in operating activities	(2,418,000)	(1,167,000)
Investing activities
Purchases of property, plant and equipment	(81,000)	(521,000)
Net cash used in investing activities	(81,000)	(521,000)
Financing activities
Net proceeds from the sale of common stock	3,500,000	—
Net proceeds from paycheck protection program loan	—	239,000
Net cash provided by financing activities	3,500,000	239,000
Net increase (decrease) in cash, cash equivalents, and restricted cash	1,001,000	(1,449,000)
Cash, cash equivalents, and restricted cash at beginning of year	2,465,000	3,914,000
Cash, cash equivalents, and restricted cash at end of year	$3,466,000	$2,465,000

Reconciliation of cash, cash equivalents, and restricted cash to the consolidated balance sheets
Cash and cash equivalents	$3,391,000	$2,390,000
Restricted cash	75,000	75,000
Total cash, cash equivalents and restricted cash	$3,466,000	$2,465,000

Supplemental disclosure of cash flow information
Cash paid for taxes	$2,000	$4,000